UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 25, 2007 (January 22, 2007)

Aircastle Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-32959	98-0444035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Aircastle Advisor LLC 300 First Stamford Place, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(203) 504-1020
_________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 19a-12 under the Exchange Act (17 CFR 240.19a-12)

[ ] Pre-commencement communications pursuant to Rule 19d-2(b) under the Exchange Act (17 CFR 240.19d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01  Entry into a Material Definitive Agreement

On January 22, 2007, certain direct and indirect subsidiaries of Aircastle Limited (“Aircastle” or the "Company") entered into an Asset Purchase Agreement (the "Acquisition Agreement"), with certain direct and indirect subsidiaries of Guggenheim Aviation Investment Fund, LP (each a "Seller" and together, the "Sellers"), under which we agreed to acquire 38 aircraft for an aggregate base purchase price of approximately $1.595 billion, subject to certain agreed adjustments. The aircraft we will acquire under the Acquisition Agreement (the "Aircraft"), are scheduled to be delivered to us between January 2007 and February 2009.

Four of the Aircraft are Boeing Model 747-400ERF freighter aircraft ("New Freighters"), scheduled for delivery from the manufacturer between January 2007 and April 2008. Our purchase of each of the New Freighters would close on its delivery date from the manufacturer; however, subject to satisfaction of certain conditions, we have agreed to make an accelerated payment to the relevant Seller and acquire its rights and obligations under the manufacturer’s purchase agreement for the New Freighters. Signed leases are in place for all of the New Freighters, with delivery under each lease scheduled to be made upon completion of the manufacturing process for the relevant New Freighter, provided that the executed lease for the New Freighter scheduled for delivery in April 2008 is being held in escrow pending satisfaction of certain conditions.

Seven of the Aircraft are Boeing Model 747-400 aircraft which have been, or will be converted into freighter aircraft ("Converted Freighters"). One of the Converted Freighters completed its passenger-to-cargo conversion process in November 2006 and was delivered to a lessee; the remaining Converted Freighters are scheduled to complete the conversion process between February 2007 and June 2008. Our purchase of each of the Converted Freighters would close on the date it completes the conversion process; however, subject to satisfaction of certain conditions, we have agreed to make an accelerated payment to the relevant Seller and acquire the Converted Freighters, and the rights and obligations of the relevant Seller under the passenger-to-freighter conversion contract, prior to completion of the conversion process. Signed leases are in place for all of the Converted Freighters, with delivery under each lease having been made, or being scheduled to be made, upon completion of the conversion process for the relevant Converted Freighter.

Six of the Aircraft are Airbus Model A320-200 aircraft ("A320 Aircraft"), which are under contract for purchase from an airline during the period from December 2007 to February 2009. Our purchase of the A320 Aircraft would close upon delivery from the airline to the relevant Seller; however, subject to satisfaction of certain conditions, we have agreed to make an accelerated payment to the relevant Seller and acquire the rights and obligations of the relevant Seller under its contract with the airline seller. Currently there are no leases signed for the A320 Aircraft.

The purchase of each of the remaining 21 Aircraft under the Acquisition Agreement will close upon satisfaction of agreed conditions precedent, with scheduled closing dates ranging from January 2007 to May 2007. All but three of these Aircraft are currently subject to lease. The three off-lease Aircraft are Boeing Model 737-400. Five of the remaining 21 aircraft are passenger-configured Boeing Model 757-200 aircraft, on lease to two lessees. Upon our purchase of these Aircraft we expect to succeed to the rights and obligations of the relevant Seller under a sale agreement with a third party, under which we would sell these Aircraft upon expiry of the existing leases, which are currently scheduled to expire on dates between June 2008 and October 2011.

The weighted average age of the Aircraft is 9.38 years. The weighted average remaining lease term for the Aircraft, excluding the Aircraft not currently subject to lease, is 8.28 years. The top five lessees of the Aircraft are Martinair, Emirates, Volga-Dnepr, KLM and Cargo 360, all of which are leasing freighter Aircraft, and the Aircraft operated or to be operated by these five lessees represent approximately 64% of the aggregate purchase price for the Aircraft.  The following table summarizes certain additional information related to the Aircraft:

Aircraft Type	Number of Aircraft	Percentage of Purchase Price
Narrowbody	24	28%
Mid-body	2	3%
Freighter	12	69%

Passenger	26	31%
Freighter	12	69%

Regional Concentration	Number of Aircraft	Percentage of Purchase Price
Europe	11	44%
Asia	12	20%
North America	3	8%
Latin America	1	2%
Middle East and Africa	2	18%
Not Subject to Lease (1)	9	8%

(1) Includes three 737-400 passenger aircraft scheduled for delivery to us in February 2007 and six A320-200 aircraft scheduled for delivery to us between December 2007 and February 2009.

Our purchase of the Aircraft is generally on an “as-is, where-is” basis, in some cases subject to a pre-delivery inspection and to such Aircraft being in an expected delivery condition. If an Aircraft suffers a total loss or significant damage prior to our purchase, or if delivery of an Aircraft is delayed beyond an agreed deadline, then we may terminate our obligation to purchase that Aircraft (without affecting our rights and obligations in relation to the other Aircraft). If we have made an accelerated payment with respect to an Aircraft, then upon any such termination affecting that Aircraft any accelerated payment we have made with respect to that Aircraft must be returned to us with interest at 6% per annum from the date the accelerated payment was made.

The Company will guarantee the obligations of its affiliates under the Acquisition Agreement. In order to secure the obligations of our affiliates, we will post a letter of credit (the "Purchaser’s Letter of Credit"). If we were to default on our obligation to purchase an Aircraft when all conditions to closing had been met by the relevant Seller, then following notice and an opportunity to cure such default the Sellers would have the right to terminate the Acquisition Agreement as a whole and draw down the then-current stated amount of the Purchaser’s Letter of Credit, and retain the proceeds as liquidated damages for our failure to perform.

The obligations of the Sellers will be guaranteed by Guggenheim Aviation Investment Fund, LP. If any Seller were to knowingly default in any material respect on a material obligation, then following notice and an opportunity to cure such default, we would have the right to terminate the Acquisition Agreement and seek damages, subject to agreed limitations. If we make any accelerated payments for any Aircraft, the obligations of the seller to return such accelerated payments following a termination of the Acquisition Agreement with respect to the relevant Aircraft will be secured by a letter of credit.

We and the Sellers have rights of indemnification against one another for losses suffered as a consequence of a breach of the Acquisition Agreement or for operational risks relating to the Aircraft during agreed time periods, subject to customary limitations.

The foregoing summary of certain provisions of the Acquisition Agreement is qualified in its entirety by reference to the complete Acquisition Agreement attached as Exhibit 2.1 hereto and incorporated herein by reference. A copy of the press release announcing the Company's entering into the Acquisition Agreement is attached as Exhibit 99.1 hereto and incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

2.1* Asset Purchase Agreement, dated as of January 21, 2007 by and among the Sellers listed on Schedule 1-A, each of which is a direct or indirect subsidiary of Guggenheim Aviation Investment Fund, LP, a Delaware limited partnership; and the Purchasers listed on Schedule 1-B, each of which is a direct or indirect subsidiary of Aircastle Limited, a Bermuda exempted company.

99.1 Press Release dated January 22, 2007

*Schedules and exhibits omitted pursuant to Item 601(b)(2) of Reg. S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRCASTLE LIMITED
(Registrant)

/s/ David Walton
David Walton
Chief Operating Officer, General Counsel and Secretary

Date: January 25, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
2.1*
Asset Purchase Agreement, dated as of January 21, 2007 by and among the Sellers listed on Schedule 1-A, each of which is a direct or indirect subsidiary of Guggenheim Aviation Investment Fund, LP, a Delaware limited partnership; and the Purchasers listed on Schedule 1-B, each of which is a direct or indirect subsidiary of Aircastle Limited, a Bermuda exempted company.

99.1	Press Release dated January 22, 2007

*Schedules and exhibits omitted pursuant to Item 601(b)(2) of Reg. S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request